EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS YEAR-END RESULTS

2009 SUMMARY
•	Sale of Two Affiliate Banks Completed
•	Bank Divestiture Activities Continue with
                 Seven Transactions Pending
•	Regional Consolidation of Banks in Process
•	Capitol Remains Well-Capitalized
•	Total Assets Approximate $5.2 Billion

LANSING, Mich. and PHOENIX, Ariz.: January 28, 2010: A net loss attributable to Capitol Bancorp was reported for the fourth quarter of 2009 of $50.2 million or $2.88 per share, compared to earnings of approximately $1.1 million or $0.06 per share reported for the fourth quarter of 2008.  Adverse operating results in 2009 resulted from significantly increased levels of loan losses and costs associated with other real estate owned.

Consolidated assets decreased nearly nine percent to approximately $5.2 billion at December 31, 2009 from the approximate $5.7 billion reported at year-end 2008 (and nearly 19 percent on an annualized linked-quarter basis), as a result of the implementation of the Corporation’s capital preservation and balance sheet deleveraging strategies.  Consistent with these efforts, total portfolio loans approximated $4.0 billion at December 31, 2009, a 14 percent decline for the year.  Total deposits reflected a modest two percent decline to $4.4 billion from the approximate $4.5 billion reported at December 31, 2008, as the Corporation continues to focus on core funding sources.

Capitol’s Chairman and CEO Joseph D. Reid said, “To mitigate the economic challenges that Capitol continues to face, we have implemented a strategy to deleverage the consolidated balance sheet and preserve core capital through regional consolidations and selective bank divestitures.  These transactions support our objective to redeploy capital and resources to those markets currently facing challenges.  We remain focused on enhancing balance sheet strength, improving corporate-wide liquidity and strengthening core capital ratios.”

Income taxes, which are subject to significant accounting policies, notably impacted quarterly and year-end operating results.  For the year, income tax expense approximated $19 million, despite an operating loss, including an approximate $91 million adjustment reflected at September 30, 2009 to record a valuation allowance to reduce deferred income tax assets to zero.  In 2009’s fourth quarter, an income tax benefit of nearly $25 million was realized, as changes in federal tax laws permitted the “carryback” of current year losses to the preceding five years, representing amounts anticipated to be refunded in 2010.

Affiliate Bank Divestitures and Regional Bank Consolidations
Capitol previously announced intentions to sell certain affiliate banks.  In the fourth quarter, Capitol announced that it had entered into definitive agreements to sell Ohio Commerce Bank, in Beachwood, Ohio and Mountain View Bank of Commerce, in Westminster, Colorado.  Additionally, in January 2010 Capitol announced agreements to sell Adams Dairy Bank, in Blue Springs, Missouri, Bank of Las Colinas, in Irving, Texas and Community Bank of Lincoln in Nebraska.  These, coupled with two other pending transactions involving affiliates in North Carolina and Illinois, reflect seven divestitures awaiting regulatory approvals and represent more than $450 million of total assets and projected cash proceeds approximating $37 million.  The seven pending divestitures, with transaction book value multiples in a range of 1.3x to 1.6x of tangible equity, are expected to be completed in 2010.  Sales of Yuma Community Bank and Bank of Santa Barbara were completed in the second half of 2009.

Additionally, Capitol has announced its plans to consolidate affiliate banks in several regions.  During the first quarter of 2009, nine Michigan bank affiliates were consolidated into what is today Michigan Commerce Bank, with applications to merge two additional Michigan-based affiliates into this entity currently pending regulatory approval.  In the fourth quarter of 2009, six Phoenix, Arizona-based affiliate banks were consolidated and now operate as Sunrise Bank of Arizona.  In Nevada, regulatory approval has been received to consolidate four affiliate banks into one charter, effective January 29, 2010 as Bank of Las Vegas.  In Washington, the Corporation intends to consolidate four affiliate banks into one charter in 2010, subject to the approval of the banks’ shareholders, to operate as Bank of the Northwest.

Mr. Reid further stated, “These selective divestitures and consolidations will allow us to redeploy capital resources into those communities experiencing growth, as well as those markets currently challenged due to the volatile economy.  Additionally, these initiatives will improve operational efficiencies within our network and help to strengthen our risk-management oversight nationwide.”

Quarterly Performance
In the fourth quarter of 2009, consolidated net operating revenues approximated $44.6 million, a one percent decrease compared to the $45.1 million reported for the same period in 2008, reflecting the impact of a lower earning asset profile over the past twelve months, combined with elevated levels of nonperforming assets causing pressure on net interest income.  A concerted effort to focus on core deposit funding sources, as referenced earlier, helped mitigate some of the margin pressure, but elevated levels of nonearning assets coupled with ongoing efforts to build system-wide liquidity yielded modest linked-quarter expansion in the net interest margin, to 3.04 percent from 3.00 percent and reflects slight improvement from 2008’s fourth quarter margin of 2.98 percent.  Cash and cash equivalents totaled $809 million, or nearly 16 percent of the Corporation’s consolidated total assets at December 31, 2009.

The Corporation continues to emphasize the reduction of operating expenses through salary and staffing reductions, operational efficiencies and tight controls on corporate overhead. Salaries and employee benefit costs declined 13.5 percent year-over-year and reflect an annualized 15.4 percent decrease on a linked-quarter basis.  Noninterest, or operating, expenses increased year-over-year to $77.7 million in the quarter ended December 31, 2009.  Both costs associated with foreclosed properties and other real estate owned (which approximated $26.2 million in the recent quarter versus $2.7 million in the 2008 period) and FDIC insurance premiums and other regulatory fees (which jumped from approximately $1.2 million in 2008's fourth quarter to approximately $4.2 million in the most recent three-month period) increased dramatically.  Combined, these two expense areas increased to $30.4 million in the current quarter, representing a more than seven-fold increase from the combined $3.9 million figure posted in 2008. Other noninterest expense increased approximately $5 million year-over-year, primarily attributable to costs associated with restructuring activities.

Concerted cost control efforts are reflected in the Corporation’s core operating expense components, highlighted by the reduction in compensation-related costs, but were more than offset as total operating expenses increased approximately $33.7 million year-over-year due to increases in aforementioned nonperforming asset administration costs (+$23.5 million), regulatory fees (+ $3 million), goodwill impairment (+ $2.5 million) and nonrecurring equipment-related costs (+ $7 million) as the Corporation continues to delever its operations.

The fourth quarter 2009 provision for loan losses increased to nearly $48.7 million versus $10.7 million for the corresponding period of 2008, but decreased somewhat from $48.8 million recorded in the third quarter of 2009.  During the fourth quarter of 2009, net loan charge-offs approximated $57.3 million as the Corporation continued to aggressively manage its nonperforming loans.

Results for the Year
Net operating revenues approximated $185.0 million for 2009, a 2.8 percent decrease compared to the approximate $190.3 million in 2008, due to a lower earning-asset base and general softness across all major revenue components.  Noninterest, or operating, expenses expanded 25 percent year-over-year to approximately $238.1 million, due to dramatic increases in costs associated with foreclosed properties and other real estate owned coupled with FDIC insurance premiums and other regulatory fees.  For 2009, costs associated with foreclosed properties and other real estate owned increased to $45.7 million from $6.9 million reported in 2008, while FDIC insurance premiums and other regulatory fees increased from approximately $4.1 million in 2008 to $15.4 million in 2009.  Combining both expense categories reflects $61.1 million for 2009, or more than five times greater than the combined $10.9 million total in 2008.  A significant increase in the provision for loan losses, which totaled $161.4 million in 2009 versus approximately $82.5 million in 2008 was a primary contributor to Capitol’s loss for the period.  The net loss per share attributable to Capitol Bancorp for the year ended December 31, 2009 was $9.73, compared to a net loss of $1.67 per share in 2008.  Bank performance, reserve building and related operating losses of the Corporation’s banks in its Great Lakes Region and Arizona were major reasons for the net loss, coupled with an adverse income tax expense for the year, as discussed previously.  Chairman Reid stated, “We expect to reduce, and ultimately eliminate, the deferred tax asset valuation allowance in future periods when we return to profitability.”

Balance Sheet
With total capital resources approximating $432.1 million at December 31, 2009, the total capital-to-asset ratio was 8.37 percent, providing continued support for the Corporation’s $5.2 billion balance sheet.

Net charge-offs of 5.48 percent of average loans (annualized) for the quarter ended December 31, 2009 increased from the 2.90 percent reported for the third quarter and 1.30 percent reported for the corresponding period of 2008.  The ratio of nonperforming loans to total portfolio loans was 7.59 percent at December 31, 2009 compared to 6.72 percent reported at September 30, 2009 and 3.59 percent at the beginning of the year.  The continued increase in nonperforming assets is attributable to borrower stress and nonperformance, coupled with a virtually nonexistent market, especially in the state of Michigan, for the sale of real estate, which hinders the disposition of such assets.  The allowance coverage ratio of nonperforming loans decreased to approximately 38 percent at December 31, 2009, while the allowance for loan losses increased nearly 100 basis points year-over-year, from 1.96 percent to 2.90 percent at year-end 2009, as annual provisioning exceeded the significant level of net charge-off activity during 2009.

During the course of the year, Capitol experienced moderating rates of increase in total nonperforming assets, slowing from an approximate increase of 34 percent in the first quarter, to roughly 15 percent in the second quarter, nine percent in the third quarter and a more modest four percent increase in the final quarter of 2009.  The Michigan market, struggling with significant secular change versus what had historically been cyclical challenges, continues to be the source of a dominant portion of nonperforming loans, representing approximately 47 percent of consolidated nonperforming loans although total Michigan-based loans compose only 32 percent of the Corporation’s consolidated loan portfolio.  Capitol’s loan management practices continue to reflect a disciplined approach to review, analysis and proper identification of portfolio issues with a long-term view to value preservation.

Subsequent Events
A new accounting standard became effective for 2009 financial reporting which requires the consideration of subsequent events occurring after the balance-sheet date for matters which may require adjustment to, or disclosure in, financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission.  Accordingly, the financial information in this announcement is subject to change.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a national community banking company, with a network of separately chartered banks with operations in 17 states.  Founded in 1988, the Corporation has executive offices in Lansing, Michigan, and Phoenix, Arizona.

###

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31			December 31
	2009	2008		2009	2008

Condensed results of operations:
Interest income	$61,366	$73,179		$266,899	$304,315
Interest expense	23,075	34,496		110,517	140,466
Net interest income	38,291	38,683		156,382	163,849
Provision for loan losses	48,669	10,705		161,425	82,492
Noninterest income	6,269	6,439		28,641	26,432
Noninterest expense	77,716	44,003		238,135	190,388
Loss before income taxes (benefit)	(81,825)	(9,586)		(214,537)	(82,599)
Net income (loss) attributable to Capitol Bancorp Limited	$(50,150)	$1,074		$(168,268)	$(28,607)

Net income (loss) per share attributable to Capitol Bancorp Limited:
Basic	$(2.88)	$0.06		$(9.73)	$(1.67)
Diluted	(2.88)	0.06		(9.73)	(1.67)
Book value per share at end of period	10.73	20.46		10.73	20.46
Common stock closing price at end of period	$1.96	$7.80		$1.96	$7.80
Common shares outstanding at end of period	17,546,000	17,294,000		17,546,000	17,294,000
Number of shares used to compute:
Basic loss per share	17,401,000	17,157,000		17,302,000	17,147,000
Diluted loss per share	17,401,000	17,194,000		17,302,000	17,147,000

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2009	2009	2009	2009	2008
Condensed summary of financial position:
Total assets	$5,163,491	$5,324,162	$5,726,148	$5,782,608	$5,654,836
Portfolio loans	4,049,211	4,189,534	4,580,428	4,695,317	4,735,229
Deposits	4,410,633	4,508,343	4,695,019	4,706,562	4,497,612
Capitol Bancorp Limited stockholders' equity	188,236	237,934	321,585	337,491	353,848
Total capital	$432,116	$484,004	$631,874	$656,942	$680,361

Key performance ratios:
Return on average assets	--	--	--	--	0.08%
Return on average Capitol Bancorp Limited stockholders' equity	--	--	--	--	1.23%
Net interest margin	3.04%	3.00%	3.02%	2.81%	2.98%
Efficiency ratio	174.41%	117.50%	108.64%	117.87%	97.52%

Asset quality ratios:
Allowance for loan losses / portfolio loans	2.90%	3.01%	2.49%	2.12%	1.96%
Total nonperforming loans / portfolio loans	7.59%	6.72%	5.78%	4.95%	3.59%
Total nonperforming assets / total assets	8.12%	7.55%	6.44%	5.53%	4.20%
Net charge-offs (annualized) / average portfolio loans	5.48%	2.90%	1.83%	1.83%	1.30%
Allowance for loan losses / nonperforming loans	38.22%	44.79%	43.17%	42.86%	54.66%

Capital ratios:
Capitol Bancorp Limited stockholders' equity / total assets	3.65%	4.47%	5.62%	5.84%	6.26%
Total capital / total assets	8.37%	9.09%	11.03%	11.36%	12.03%

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
INTEREST INCOME:
Portfolio loans (including fees)	$60,065	$71,792	$263,002	$296,689
Loans held for sale	158	93	902	774
Taxable investment securities	241	182	673	571
Federal funds sold	10	342	99	3,822
Other	892	770	2,223	2,459
Total interest income	61,366	73,179	266,899	304,315

INTEREST EXPENSE:
Deposits	18,332	27,544	87,312	112,370
Debt obligations and other	4,743	6,952	23,205	28,096
Total interest expense	23,075	34,496	110,517	140,466

Net interest income	38,291	38,683	156,382	163,849

PROVISION FOR LOAN LOSSES	48,669	10,705	161,425	82,492
Net interest income (deficiency) after
provision for loan losses	(10,378)	27,978	(5,043)	81,357

NONINTEREST INCOME:
Service charges on deposit accounts	1,345	1,565	5,914	5,881
Trust and wealth-management revenue	1,146	1,183	4,957	6,182
Fees from origination of non-portfolio residential
mortgage loans	739	732	3,925	3,642
Gain on sales of government-guaranteed loans	924	229	2,811	2,060
Realized gains (losses) on sale of investment
securities available for sale	(35)	-	7	50
Gain on sale of bank subsidiary	-	-	1,187	-
Other	2,150	2,730	9,840	8,617
Total noninterest income	6,269	6,439	28,641	26,432

NONINTEREST EXPENSE:
Salaries and employee benefits	22,577	26,105	99,554	108,702
Occupancy	4,691	4,776	19,289	18,648
Equipment rent, depreciation and maintenance	9,555	2,666	19,235	12,361
Costs associated with foreclosed properties and
other real estate owned	26,244	2,746	45,674	6,878
FDIC insurance premiums and other regulatory fees	4,154	1,161	15,412	4,060
Other	10,495	6,549	38,971	39,739
Total noninterest expense	77,716	44,003	238,135	190,388

Loss before income taxes (benefit)	(81,825)	(9,586)	(214,537)	(82,599)

Income taxes (benefit)	(25,786)	(4,720)	18,935	(30,148)

NET LOSS	(56,039)	(4,866)	(233,472)	(52,451)

Less interest in net losses attributable to noncontrolling interests	5,889	5,940	65,204	23,844

NET INCOME (LOSS) ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED	$(50,150)	$1,074	$(168,268)	$(28,607)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE
TO CAPITOL BANCORP LIMITED:
Basic	$(2.88)	$0.06	$(9.73)	$(1.67)

Diluted	$(2.88)	$0.06	$(9.73)	$(1.67)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31
	(Unaudited)
	2009	2008
ASSETS

Cash and due from banks	$88,188	$136,499
Money market and interest-bearing deposits	698,882	391,836
Federal funds sold	21,851	96,031
Cash and cash equivalents	808,921	624,366
Loans held for sale	16,132	10,474
Investment securities:
Available for sale, carried at fair value	40,778	15,584
Held for long-term investment, carried at
amortized cost which approximates fair value	30,586	32,856
Total investment securities	71,364	48,440
Portfolio loans:
Loans secured by real estate:
Commercial	1,996,032	2,115,515
Residential (including multi-family)	781,772	879,754
Construction, land development and other land	509,474	797,486
Total loans secured by real estate	3,287,278	3,792,755
Commercial and other business-purpose loans	684,253	845,593
Consumer	44,168	61,340
Other	33,512	35,541
Total portfolio loans	4,049,211	4,735,229
Less allowance for loan losses	(117,519)	(93,040)
Net portfolio loans	3,931,692	4,642,189
Premises and equipment	48,386	59,249
Accrued interest income	15,585	18,871
Goodwill	67,678	72,342
Other real estate owned	111,820	67,171
Other assets	91,913	111,734

TOTAL ASSETS	$5,163,491	$5,654,836

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$679,100	$700,786
Interest-bearing	3,731,533	3,796,826
Total deposits	4,410,633	4,497,612
Debt obligations:
Notes payable and short-term borrowings	276,159	446,925
Subordinated debentures	167,441	167,293
Total debt obligations	443,600	614,218
Accrued interest on deposits and other liabilities	44,583	29,938
Total liabilities	4,898,816	5,141,768

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock, 20,000,000 shares authorized;
none issued and outstanding
Common stock, no par value, 50,000,000 shares authorized;
issued and outstanding: 2009 - 17,545,631 shares
2008 - 17,293,908 shares	277,718	274,018
Retained earnings	(88,850)	80,255
Undistributed common stock held by employee-
benefit trust	(569)	(569)
Fair value adjustment (net of tax effect) for
investment securities available for sale (accumulated
other comprehensive income)	(63)	144
Total Capitol Bancorp Limited stockholders' equity	188,236	353,848
Noncontrolling interests in consolidated subsidiaries	76,439	159,220
Total equity	264,675	513,068

TOTAL LIABILITIES AND EQUITY	$5,163,491	$5,654,836

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2009	2008	2009	2008
Allowance for loan losses at beginning of period	$126,188	$97,585	$93,040	$58,124

Loans charged-off:
Loans secured by real estate:
Commercial	(14,695)	(3,794)	(25,913)	(9,217)
Residential (including multi-family)	(17,907)	(3,350)	(36,120)	(8,942)
Construction, land development and other land	(13,262)	(5,214)	(38,990)	(20,668)
Total loans secured by real estate	(45,864)	(12,358)	(101,023)	(38,827)
Commercial and other business-purpose loans	(12,763)	(3,066)	(34,102)	(11,116)
Consumer	(371)	(199)	(1,402)	(461)
Other	--	(10)	(35)	(43)
Total charge-offs	(58,998)	(15,633)	(136,562)	(50,447)
Recoveries:
Loans secured by real estate:
Commercial	255	87	406	986
Residential (including multi-family)	90	59	343	648
Construction, land development and other land	1,142	102	1,647	342
Total loans secured by real estate	1,487	248	2,396	1,976
Commercial and other business-purpose loans	155	112	1,197	798
Consumer	18	23	135	97
Other	--	--	2	--
Total recoveries	1,660	383	3,730	2,871
Net charge-offs	(57,338)	(15,250)	(132,832)	(47,576)
Additions to allowance charged to expense	48,669	10,705	161,425	82,492

Less allowance for loan losses of subsidiaries no longer consolidated			(4,114)

Allowance for loan losses at December 31	$117,519	$93,040	$117,519	$93,040

Average total portfolio loans for period ended December 31	$4,188,542	$4,701,336	$4,507,293	$4,621,247

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	5.48%	1.30%	2.95%	1.03%

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	December 31 2009	September 30 2009	June 30 2009	March 31 2009
Nonaccrual loans:
Loans secured by real estate:
Commercial	$131,990	$101,704	$84,879	$68,537
Residential (including multi-family)	55,553	54,226	57,764	62,961
Construction, land development and other land	84,276	86,720	87,055	77,861
Total loans secured by real estate	271,819	242,650	229,698	209,359
Commercial and other business-purpose loans	23,063	25,002	24,767	17,233
Consumer	380	513	586	356
Total nonaccrual loans	295,262	268,165	255,051	226,948

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	6,234	4,520	2,706	2,345
Residential (including multi-family)	228	1,787	1,318	2,371
Construction, land development and other land	3,713	2,990	4,284	109
Total loans secured by real estate	10,175	9,297	8,308	4,825
Commercial and other business-purpose loans	1,546	4,223	1,152	636
Consumer	534	29	42	50
Total past due loans	12,255	13,549	9,502	5,511

Total nonperforming loans	$307,517	$281,714	$264,553	$232,459

Real estate owned and other repossessed assets	111,885	120,107	103,953	87,074

Total nonperforming assets	$419,402	$401,821	$368,506	$319,533

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

Periods Ended December 31
Three Month Period			Year Ended
	2009	2008	2009	2008

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$ (50,150)	$ 1,074	$ (168,268)	$ (28,607)

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic earnings per share)	17,401	17,157	17,302	17,147
Effect of dilutive securities:
Unvested restricted shares	--	37	--	--
Stock options	--	--	--	--
Total effect of dilutive securities	--	37	--	--
Denominator for diluted net loss per share—
Weighted average number of shares and potential dilution	17,401	17,194	17,302	17,147

Number of antidilutive stock options excluded from diluted net loss per share computation	2,504	2,374	2,100	2,371

Number of antidilutive unvested restricted shares excluded from diluted net loss per share computation	145	93	145	136

AVERAGE BALANCES (in thousands):

	Periods Ended December 31
	Three Month Period		Year Ended
	2009	2008	2009	2008

Portfolio loans	$ 4,188,542	$ 4,701,336	$ 4,507,293	$ 4,621,247
Earning assets	5,043,815	5,198,807	5,258,680	5,024,152
Total assets	5,335,720	5,551,803	5,607,375	5,372,138
Deposits	4,534,616	4,414,295	4,619,198	4,217,345
Capitol Bancorp Limited stockholders' equity	225,033	349,728	299,551	371,025

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Bank of Tucson	Tucson, Arizona
Central Arizona Bank	Casa Grande, Arizona
Southern Arizona Community Bank	Tucson, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

California Region:
Bank of Escondido	Escondido, California
Bank of Feather River	Yuba City, California
Bank of San Francisco	San Francisco, California
Napa Community Bank	Napa, California
Point Loma Community Bank	San Diego, California
Sunrise Bank of San Diego	San Diego, California
Sunrise Community Bank	Palm Desert, California

Colorado Region:
Fort Collins Commerce Bank	Fort Collins, Colorado
Larimer Bank of Commerce	Fort Collins, Colorado
Loveland Bank of Commerce	Loveland, Colorado
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Bank of Auburn Hills	Auburn Hills, Michigan
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Elkhart Community Bank	Elkhart, Indiana
Evansville Commerce Bank	Evansville, Indiana
Goshen Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan
Ohio Commerce Bank	Beachwood, Ohio
Paragon Bank & Trust	Holland, Michigan

Midwest Region:
Adams Dairy Bank	Blue Springs, Missouri
Bank of Belleville	Belleville, Illinois
Community Bank of Lincoln	Lincoln, Nebraska
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada
Black Mountain Community Bank	Henderson, Nevada
Desert Community Bank	Las Vegas, Nevada
Red Rock Community Bank	Las Vegas, Nevada

Northeast Region:
USNY Bank	Geneva, New York

Northwest Region:
Bank of Bellevue	Bellevue, Washington
Bank of Everett	Everett, Washington
Bank of Tacoma	Tacoma, Washington
High Desert Bank	Bend, Oregon
Issaquah Community Bank	Issaquah, Washington

Southeast Region:
Bank of Valdosta	Valdosta, Georgia
Community Bank of Rowan	Salisbury, North Carolina
First Carolina State Bank	Rocky Mount, North Carolina
Peoples State Bank	Jeffersonville, Georgia
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank of Atlanta	Atlanta, Georgia

Texas Region:
Bank of Fort Bend	Sugar Land, Texas
Bank of Las Colinas	Irving, Texas